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                                                                      EXHIBIT 23




                       (KPMG PEAT MARWICK LLP LETTERHEAD)

                         Independent Auditors' Consent

The Board of Directors
Roadhouse Grill, Inc.

We consent to incorporation by reference in the registration statement No. 333-30593 on Form S-8 of Roadhouse Grill, Inc. of our report dated July 24, 1998, relating to the balance sheets of Roadhouse Grill, Inc. as of December 28, 1997 and April 26, 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1997 and the 17 weeks ended April 26, 1998, which report appears in the April 26, 1998 transition report on Form 10-K of Roadhouse Grill, Inc.


                                             /s/ KPMG PEAT MARWICK LLP

July 27, 1998
Miami, Florida